Stock Purchase Contract: 1 June 2005

Keen & Ledi

STOCK PURCHASE CONTRACT

KEEN WORLDWIDE CORPORATION & LEDI RESOURCES CORPORATION

THIS STOCK PURCHASE CONTRACT (hereinafter referred to as “the Contract”), dated as of the 2 nd day of June, 2005, (hereinafter referred to as “the Effective Date”), is made BY AND BETWEEN ROBERT ALLEN BARRETT of Mamora Bay, Antigua, West Indies (hereinafter referred to as “the Vendor” which expression where the context so admits shall include his heirs, successors, personal representatives, and permitted assigns) OF THE FIRST PART, AND CCI GROUP, INC., a company existing under the Laws of the State of Utah, United States with offices at 405 Park Avenue, 10th Floor, New York, New York 10022, United States (hereinafter referred to as “the Purchaser” which expression where the context so admits shall include its successors, representatives, and permitted assigns) OF THE SECOND PART (each of whom may be individually referred to as a “Party” and all of whom may be collectively referred to as “the Parties”).  Unless otherwise indicated, capitalized terms used herein are used as defined in clause 7.13.

WHEREAS:

(A)

KEEN WORLDWIDE CORPORATION and LEDI RESOURCES CORPORATION (hereinafter collectively referred to as “the Companies”) are companies existing under the Laws of the Republic of Panama with Registered Offices at the Chambers of Trust Services, S.A., Edificio Balboa Plaza, Office 522, Balboa Avenue, Panama, Republic of Panama.

(B)

The authorized share capital of KEEN WORLDWIDE CORPORATION is divided into 10,000 Common Shares of US$1.00 of which 10,000 shares have been issued and credited as fully paid, and the authorized share capital of LEDI RESOURCES CORPORATION is divided into 10,000 Common Shares of US$1.00 of which 10,000 shares have been issued and credited as fully paid (hereinafter collectively referred to as “the issued shares” and/or “the Shares”).

(C)

As of the Effective Date, Robert Allen Barrett owns one hundred percent (100%) of the issued shares in KEEN WORLDWIDE CORPORATION.

(D)

As of the Effective Date, Robert Allen Barrett owns one hundred percent (100%) of the issued shares in LEDI RESOURCES CORPORATION.

(E)

KEEN WORLDWIDE CORPORATION and LEDI RESOURCES CORPORATION each own fifty percent (50%) of the issued shares in ST. JAMES’S CLUB ANTIGUA LIMITED, a company existing under the Laws of Antigua and Barbuda with Registered Office at St. James’s Club Antigua, Mamora Bay, St. Paul’s, Antigua, West Indies (hereinafter referred to as “SJCAL”).

(F)

The authorized share capital of SJCAL is divided into 10,000 Common Shares without nominal or par value of which 10 shares have been issued and credited as fully paid as stated above, and no other shares are outstanding.

(G)

SJCAL owns and operates the hotel and resort property and the Businesses known as St. James’s Club Antigua situate at Mamora Bay, St. Paul’s, Antigua, West Indies (hereinafter referred to as “the Resort”) located on the lands described in Schedule A annexed hereto (hereinafter referred to as “the Land”).

(H)

The Vendor wishes to sell and the Purchaser wishes to purchase the Shares of the Companies which represent one hundred percent (100%) of the issued shares in the Companies in accordance with the terms and conditions of this Contract.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I.

SALE AND PURCHASE

A.1

Sale and Purchase.  The Vendor hereby agrees to sell free and clear of any encumbrances and the Purchaser hereby agrees to purchase the Shares and acquire one hundred percent (100%) of the Companies (hereinafter called “the Transaction”).  The Purchaser’s acquisition of the Companies pursuant to the Transaction shall include the acquisition of all the Vendor’s right, title, and interest in and to SJCAL (representing 100% of the equity interest in SJCAL) including the ownership of its issued shares and all Assets  which shall include without limitation the Resort and its property, plant, equipment, reservations, bookings, furniture, fixtures and equipment as exist as of the Effective Date (but not including the “retained assets” described in clause 1.3, or the operating inventory included in the working capital worksheet described in clause 6.5(vi).

A.2

Amount and Form of Payment.  In consideration of the Transaction, the Purchaser shall pay to the Vendor Thirty-One Million Dollars United States Currency (US$31,000,000.00) (hereinafter called “the Purchase Price”) as follows:

A.2.1

Initial Deposit.  The Purchaser shall pay to the Vendor an initial deposit of US$250,000.00 within five (5) days after the signing of this Agreement by the Purchaser.  The initial deposit is non-refundable except for the reasons described in 2.1.2 and clause 4.1.

A.2.2

Payment at Closing.  The further amount of US$26,750,000.00 in cleared funds payable by wire transfer or bank check on the Closing Date as defined in clause 2.1; and

1.2.3

Balance of the Purchase Price.  Subject to the provisions of clause 6.1.1, the balance of the Purchase Price being US$4,000,000.00, plus any accrued interest, payable in sixty (60) equal consecutive monthly installments inclusive of principal and interest at the interest rate of seven percent (7%) per annum.  Installments shall be due on the last day of each month beginning on the 31st day of July 2005.

(i)  The US$4,000,000.00 balance of the Purchase Price shall be secured by a promissory note and a second legal charge (second mortgage) by the Purchasers and SJCAL in favour of the Vendor over the Real Property of SJCAL substantially in the form shown on Schedule 1.2.3(i) annexed hereto.  The rights and obligations of the Parties contained in the said promissory note and charge instrument shall be in addition to those contained in this Contract.

(ii)  As long as the Purchaser owes any outstanding balance of the Purchase Price to the Vendor, the Purchaser covenants with the Vendor that the Purchaser shall not pledge or otherwise encumber the Shares of either the Companies or SJCAL (including without limitation any liens, debentures, mortgages, or any other encumbrances whatsoever) without the Vendor’ prior written consent, except to any lender providing financing to the Purchaser in connection with the Transaction (and any replacement thereof) and receiving a first charge on the Assets and first charge or pledge of the Shares of the Companies and/or SJCAL.

1.3

“Retained Assets”.   Notwithstanding the Closing or any provision to the contrary, the Vendor shall be entitled to collect and receive to his account certain “retained assets” of SJCAL in further consideration of the Transaction.  Provided that in the case of the Vacation Club receivables, at Closing the Purchaser shall buy the Vacation Club receivables from the Vendor at ninety-five (95%) of face value, and thereafter the Purchaser shall be entitled to collect the said Vacation Club receivables from the individual Vacation Club buyers.  Upon payment for the Vacation Club receivables by the Purchaser, the Vendor will deliver to the Purchaser a Bill of Sale to the Vacation Club Receivables at the Closing.  These “retained assets” are more particularly set forth in Schedule 1.3 hereto.

A.1

Insufficient Funds

.  If any payment to be made by the Purchaser to the Vendor under this Contract is by check, and if said check fails due collection, the Purchaser shall be deemed in default of this Contract, and the Vendor, at his sole option, may declare this Contract terminated and may pursue his remedies against the Purchaser upon said check and this Contract or in any other manner permitted by law, such remedies being cumulative.  Any wire transfer costs, foreign currency conversion costs, bank charges, or similar costs and expenses in connection with any payment to be made by the Purchaser under this Contract shall be borne by the Purchaser.

ARTICLE II.

THE CLOSING

A.1

Closing Date.  Except as hereinafter provided, the completion of the Transaction (hereinafter referred to as “the Closing”) shall take place at St. James’s Club Antigua on the 30th day of June 2005 (hereinafter referred to as “the Closing Date”).  If the Closing has not occurred by the Closing Date:

A.1.1

The Vendor and the Purchaser may mutually agree in writing to extend the Closing Date; or

2.1.2

Either the Vendor or the Purchaser in their discretion may terminate this Contract by promptly notifying the other in writing and upon such termination no Party shall have any further liability to any other Party except as may be expressly set forth in this Contract or any related written contract or agreement between the Parties.  Provided that, if the Vendor is in a position to complete the sale as provided herein on the Closing Date and the Purchaser fails to complete other than for reasons of a material adverse event as stated in clause 4.1, then the Vendor shall be entitled to retain the full amount of the US$250,000.00 deposit as liquidated damages in full and final settlement of any claims the Vendor may have against the Purchaser.  Further provided that, if the Purchaser is in a position to complete the sale as provided herein on the Closing Date and the Vendor fails to complete, then the Purchaser shall be entitled to the return of its US$250,000.00 initial deposit in full and final settlement of any claims the Purchaser may have against the Vendor.

A.0.1

The Vendor and the Purchaser agree to act in good faith in their efforts to complete the transaction in a timely manner.

A.1

Proceedings at Closings.  All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be reasonably satisfactory in form and substance to the Parties and their counsel.  All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed, and delivered.

A.2

Deliveries by the Vendor to the Purchaser.  At the Closing, the Vendor shall deliver, or shall cause to be delivered, to the Purchaser the following:

a.

The certificates for the Shares in the Companies, duly endorsed and in form for transfer to the Purchaser or accompanied by powers endorsed in blank, along with the certificates for the shares of SJCAL held by the Companies.

b.

That certain instrument executed by Vendor in favour of Purchaser (the “Transfer Instrument”), which Transfer Instrument shall convey, transfer and assign to Purchaser any and all right, title and interest in the Shares in the Companies, and a Bill of Sale to the Vacation Club receivables.

c.

Any other documents reasonably requested by the Purchaser or its counsel relating to the Transaction including the resignation of all officers and directors of the Companies and SJCAL and the appointment of Mark C. Casolo and Fred W. Jackson, Jr. as officers and directors of such entities.

d.

All certificates of good standing, resolutions and other material contracts relating to the Companies and SJCAL as may be necessary to evidence and confirm the proper standing, authority and power of the Vendor to consummate the Transaction.

e.

Any other certificates and documents reasonably requested by Purchaser or its counsel relating to the Transaction, including without limitation, documentation evidencing the resignation of the Directors and Officers of the Companies and SJCAL.  At the Closing, the Vendor shall warrant and represent that the representations and warranties made by the Vendor and set forth in this Contract are true and accurate.

f.

A Release by the Vendor (and his Affiliates) and Corporate Personnel.  At Closing, the Purchaser shall have received from the Vendor (and his Affiliates) and the Corporate Personnel (as defined in clause 6.4.2) a duly executed Release, the form of which is set forth in Schedule 2.3(f) annexed hereto.

g.

The Opinion of Counsel from Roberto Troncoso Benjamin, Attorney at Law, of Troncoso & Asociados, Edificio Vallarino Piso 11, PO Box 832-246, World Trade Center, Panama, Republic of Panama, telephone number 011 507 269 1773, email: troncoso@cableondo.net, as counsel to the Vendor in the form and content as set forth in Schedule 2.3(g) annexed hereto.

h.

The corporate records relating to the Companies and SJCAL including records relating to the Resort, the Businesses, and the Land.

i.

A duly executed Marketing Contract between SJCAL and The Fairweather Group, Inc. d/b/a Elite Island Resorts in the form shown in Schedule 2.3(i) annexed hereto.

a.1

Deliveries by the Purchaser to the Vendor.  At the Closing, the Purchaser shall deliver, or shall cause to be delivered, to the Vendor the following:

a.

Payment of the Purchase Price in accordance with clause 1.2.2.

b.

The duly executed legal charge and promissory note documents in favour of the Vendor in accordance with clause 1.2.3(i).

c.

Any other documents reasonably requested by the Vendor or his counsel relating to the Transaction.

2.5

SJCAL Shares Held in Trust.  The Vendor hereby discloses to the Purchaser that the certificates for the issued shares in SJCAL are currently held in trust for the Vendor by the Bank of Nova Scotia at its offices situate at High Street, St. John’s, Antigua, West Indies as security for the repayment of the loan made by the Bank to the Vendor more particularly described in Schedule 6.1 hereto.  The Vendor warrants that at Closing, upon payment of the funds by the Purchaser as provided herein, the Bank of Nova Scotia will release the certificates for the issued shares in SJCAL to the Vendor and the Vendor shall forthwith deliver the said certificates to the Purchaser free and clear of all liens, claims, and encumbrances.

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

As of the Effective Date and the Closing Date, the Parties hereby represent and warrant to one another as follows.  It being understood that the warranties and representations relating to or about the Companies, SJCAL, or the Vendor are made by the Vendor, and the representations and warranties relating to or about the Purchaser are made by the Purchaser.

a.1

Organization and Good Standing.  The Companies, SJCAL, and the Purchaser are duly organized, validly existing, and in good standing under the Laws of their respective States (or other jurisdictions) of incorporation.

a.2

 Authorization; Enforceability.

a.2.1

The Parties have full power and authority to: (i) execute and deliver this Contract and each other contract, document, instrument, or certificate contemplated by this Contract or to be delivered or executed by the Parties or on their behalf in connection with the consummation of the Transaction (such other contracts, documents, instruments, and certificates being hereinafter each referred to as a “Document” and collectively referred to as the “Documents”); and (ii) to perform fully their obligations under this Contract and under the Documents.

a.2.2

The execution, delivery and performance by the Parties of this Contract and each Document has been duly authorized by all necessary corporate or other actions on the part of the Parties and the Companies and all necessary corporate or other actions on the part of SJCAL.

a.2.3

This Contract has been, and each Document will be, on or prior to the Closing Date, duly executed and delivered by each Party, and (assuming due authorization, execution, and delivery the other Party) this Contract constitutes, and each Document when so executed and delivered will constitute, the Parties’ respective legal, valid, and binding obligation enforceable against each Party in accordance with its terms.

a.3

Conflicts; Consents of Third Parties.  The execution and delivery of this Contract does not (and each Document will not), and the consummation of the Transaction and compliance with the provisions of this Contract will not: (i) conflict with any of the provisions of any Party’s (nor the Companies’ or SJCAL’s) memorandum and articles of association and bylaws; (ii) conflict with any provisions of any Party’s (nor the Companies’ or SJCAL’s) organizational documents, operating contracts, shareholder contracts, articles of incorporation, articles of organization, bylaws or regulations; (iii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or create any lien, claim, or encumbrance on any of the Assets or Businesses, or require the consent of any Person under, any indenture or other contract, permit, concession, franchise, license, or similar instrument or undertaking to which any Party (or the Companies or SJCAL) or to their knowledge any Party (or the Companies or SJCAL) is bound or is a party to, or to which the Shares in the Companies or shares of SJCAL are subject; or (iv) to the knowledge of the Parties contravene any Law of any country or state or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination, or award currently in effect.

a.4

Effect.  The Closing of the Transaction by the Parties is not intended to hinder, delay or defraud creditors of the Parties, the Companies, or SJCAL.

a.5

Ownership.  At Closing: (i) the Vendor will have the full right, power and authority to sell, transfer, convey and deliver to Purchaser, in accordance with the terms of this Contract, good and valid title, beneficially and of record, to the Shares in the Companies and the issued shares of SJCAL; and (ii) the Purchaser will own the Shares of the Companies free and clear of all liens, claims, and encumbrances, and the Companies will own all of the issued and outstanding shares of capital stock of SJCAL free and clear of all liens, claims, and encumbrances.

a.6

Litigation.  To the best of the Vendor’s knowledge, there is no Legal Proceeding threatened or pending against or relating to: (i) the Companies, (ii) the Resort or the Businesses, (iii) this Contract or the Transaction (or any action to be taken by the Parties or any Companies in connection with this Contract or the Transaction), or (iv) SJCAL, except for those set forth in Schedule 3.6 annexed hereto.

a.7

Brokers.  On behalf of the Vendor, the negotiations relative to this Contract and the Transaction have been carried out by The Hemisphere Group, Inc.  Any fees owed to The Hemisphere Group, Inc. upon the Closing or in connection therewith shall be at the sole expense of and paid by the Vendor.

a.8

Disclaimer.  The Purchaser agrees that the Purchaser is acquiring the Shares in the Companies and in SJCAL, along with any property and other Assets thereof, “as is” with no express or implied warranties of any nature whatsoever, except for the agreements, covenants, representations and warranties expressly set forth in this Contract or in the Documents.  Under no circumstances will the Purchaser hold the Vendor or his Affiliates, or any officers, directors, employees, agents, representatives, or beneficiaries of either, responsible for the financial condition or operating results of the Companies or SJCAL except for the agreements, covenants, representations and warranties expressly set forth in this Contract or in the Documents.  The Purchaser represents and warrants that at Closing it will have inspected the Resort including without limitation its property, plant, and equipment or caused an inspection thereof to be made on the Purchaser’s behalf and is thoroughly acquainted (or will become acquainted) with the Resort, its property, plant, and equipment, their condition, and all matters relevant to them and their operation, and it is agreed and understood that neither the Vendor nor any person purporting to act for the Vendor has made or now makes any representations or warranties as to the physical condition, layout, rents, income, expense, operation or any other matter or thing affecting or relating to the Resort, its property, plant, and equipment, their operation, or to this Contract or in the Documents, except as expressly set forth in this Contract or in the Documents and that no Party is relying on any statement, representation or warranty made by any other party which is not embodied in this Contract or in the Documents.  The Purchaser hereby expressly acknowledges that the Vendor has not made any representation or warranty which is not expressly set forth in this Contract or in the Documents, and the Purchaser further agrees to take and accept all assets of the Companies and SJCAL “as is” and in their condition as of the Closing Date, subject to the terms and conditions herein.  The Purchaser agrees that the Vendor and his Affiliates are not liable or bound in any manner by any financial statements or written agreements or statements or representations of any broker which have been made, any real estate brokers' information pertaining to the Companies, SJCAL, or the Resort or any other matter or thing furnished by any real estate broker, agent, or other person unless the same are specifically stated in this Contract or in the Documents.  This clause 3.8 shall survive the Closing.

a.9

Equity Interests.  The capitalization of the Companies and SJCAL are as set forth in the recitals contained in this Contract, and no other shares of capital stock are outstanding for such entities.  All of the Shares of the Companies and all of the shares of SJCAL are held by the respective parties as set forth in the recitals contained in this Contract.  None of the Vendor, the Companies nor SJCAL are a party to, and the Shares in the Companies and the shares of SJCAL are free of, any outstanding options, warrants, script, subscription, conversion, exchange or purchase rights, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any third party any right to subscribe for or acquire, any shares of the Companies or SJCAL, or contracts, commitments, understandings or arrangements by which the Companies or SJCAL are or may become bound to issue additional shares of common or other stock, or securities or rights convertible or exchangeable into shares of common or other stock. The issuance and sale of the Shares will not obligate the Vendor, the Companies, or SJCAL to issue shares of common or other stock or other securities of the Companies or SJCAL to any third party (other than the Purchaser) and will not result in a right of any holder of Shares of the Companies or shares of SJCAL or any equity rights thereto to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Companies and SJCAL are validly issued, fully paid and nonassessable, have been issued in compliance with all laws, except where such non-compliance will not have a material adverse effect, and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the board of directors of the Companies, SJCAL, or others is required for the issuance and sale of such securities.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Companies’ or SJCAL’s capital stock to which the Companies, SJCAL or their respective shareholders are a party.  There are no outstanding or authorized stock appreciation agreements, phantom stock, option agreements, profit participation, or similar rights with respect to the equity interests of the Companies or SJCAL. No third party has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Contract.

a.10

Licences and Permits.  All permits and licences required to own and operate the Resort, the Assets, and the Businesses as they are currently owned and operated are in good standing and in full force and effect, and, to the knowledge of the Vendor, will be in good standing and in full force and effect immediately after Closing (except for any permits and licences that the Purchaser, including without limitation any newly appointed shareholders, officers, and directors of the Companies and SJCAL, may be required to obtain or possess by reason of or pursuant to the Transaction.  As of the Effective Date, these licences include: licences to be shareholders and directors of SJCAL; Non-citizen Land Holding Licences in respect of Real Property owned by SJCAL; Non-citizen Licences required in respect of any Person holding a mortgage or other security in respect of the Real Property or Shares of SJCAL; Non-citizen Licences in respect of any non-citizen beneficiary and trustee in connection with Real Property or Shares of SJCAL held in trust; and work permits.  Any licences or permits of any kind whatsoever required by Law or otherwise in any jurisdiction to be obtained by the Purchaser, the Companies, or SJCAL or any shareholder, officer, director or any other Person by virtue of the Transaction or the Closing shall be obtained by and at the expense of the Purchaser.   The Purchasers shall apply for all of the above-mentioned licences and permits within ten (10) days after the Effective Date.

a.11

Subsidiaries and Investments.  Except as disclosed in the recitals of this Contract, the Companies and SJCAL do not have any Subsidiaries.

a.12

Notes.  As of the Closing Date, the Purchaser shall not hold any valid Promissory Notes payable by the Vendor.   As of the Closing Date, the Vendor shall not hold any valid Promissory Notes payable by the Purchaser except as set forth in clause 1.2.3(i).

a.13

Directors and Officers.  All of the Directors and Officers of the Companies and SJCAL as of the Effective Date and their respective title(s) are set forth in Schedule 3.13 hereto (collectively, the “Directors and Officers”).  As of the Closing of the Transaction, the Purchaser shall have the sole and unobstructed power and authority to designate or require the resignation of any or all Directors and Officers of the Companies and SJCAL.

a.14

Property.  As of the Closing of the Transaction, none of the interests (ownership, property or otherwise) of the Companies or SJCAL, including without limitation any real property, are or will be owned by the Vendor, except as expressly set forth in this Contract.  This clause 3.14 shall in no way limit the rights of the Vendor pursuant to the aforementioned legal charge or promissory note.

3.15

Securities Matters.  The registration of any required notices or other documents pursuant to the Transaction shall be the responsibility and at the expense of the Purchaser.  With respect to the Companies and SJCAL, these may include but are not limited to Notices of Change of Directors, Notices of Removal of Directors, Notices of Change of Registered Office, and any subsequent Notices to Shareholders or Directors.

a.1

Post-Closing Obligations.  The Parties shall discharge all of their post-closing obligations under this Contract in a cooperative and timely manner.

3.17

Real Property and Improvements. With respect to the Real Property and Improvements: (i) SJCAL has good and marketable title to the Real Property and Improvements, free and clear of liens, encumbrances, easements, or other restrictions except for those described in clause 7.12 and Schedule A, (ii) there are no pending or threatened condemnations proceedings, lawsuits or administrative actions relating to the Real Property and/or Improvements, or, to the knowledge of the Parties, other similar matters affecting materially and adversely the current use, occupancy or value, (iii) the legal descriptions for the parcels of Real Property contained in Schedule A describe such parcels in accordance with the Land Registry of Antigua and Barbuda; the buildings and improvements are located within boundary lines of the described parcels in accordance with the available survey maps and legal descriptions, are not in violation of applicable setback requirements, zoning laws, and ordinances (or the setback requirements, zoning laws, and ordinances that were applicable with the buildings and improvements were constructed) and do not encroach upon any easement which may burden the  land, and the land does not serve any adjoining land for any purpose inconsistent with the use of the land, (iv) all facilities relating to the Resort have received all approvals from governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, (v) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the Real Property or Improvements except those set forth in Schedule 3.17(v) annexed hereto, (vi) there are no options or rights of first refusal to purchase the Real Property, the  Improvements or the Businesses, or any portion thereof or interest therein, (vii) there are no pending or threatened condemnations proceedings, lawsuits or administrative actions relating to the Real Property and/or Improvements, or, to the knowledge of the Parties, other similar matters that would have a material adverse effect on such Real Property or Businesses, (viii) all facilities relating to the Resort located on the Real Property are supplied with public utilities and other services reasonably necessary for the current operation of such facilities, including electricity, water, telephone, and an internally operated sewage treatment plant and storm sewer or runoff system, and all of such services are reasonably adequate for the current operation of the Businesses, and in accordance with applicable laws and regulations and are provided via public roads, or via appurtenants easements benefiting the Real Property, and (ix) each parcel of Real Property abuts on and has direct vehicular access to a pubic road, or has reasonable access to a public road  via a appurtenants easements benefiting the parcel of real property.

3.18

Personal Property and Vacation Club Receivables.  The Purchaser acknowledges that the Personal Property will fluctuate from time to time in the ordinary course of the business of the operation of the Resort.  The Personal Property shall include on the Closing Date the quantities of operating supplies necessary for the normal day-to-day operation of the Resort, generally consistent with past practices. SJCAL and/or the Vendor have good and marketable title to the Personal Property, free and clear of liens, encumbrances, easements, or other restrictions. The Vacation Club Receivables to be purchased by the Purchaser as described herein are properly reflected on the books and records of the Companies or SJCAL, are valid receivables subject to no setoffs or counterclaims, are current and collectable and are free and clear of all liens, claims or encumbrances.  The Vendor shall not be liable for any default in payment by individual Vacation Club buyers.

3.19

Non-Compliance with Law.  To the best of the Vendor’s knowledge, the Businesses have been conducted and/or operated in compliance with all applicable laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings of all local, state, provincial, and foreign governments, except where failure to comply would not have a material adverse affect on such operations.

3.20

Contracts.  Schedule 3.20 annexed hereto sets forth all of the material contracts, written or otherwise, binding upon the Companies and/or SJCAL.  None of the Contracts are materially in default in a manner that cannot be cured by the payment of a non-material amount of damages or penalties by the Companies or SJCAL or by a third party which default has not been disclosed on Schedule 3.20.   All of the Contracts are in full force and effect except as otherwise noted in Schedule 3.20.

3.21

Financial Statements. The Vendor has furnished the Purchaser with true, correct and complete copies of the annual financial statements for the Companies and SJCAL which include a balance sheet and profit and loss statement audited by the Antigua office of PricewaterhouseCoopers for the year ended 2003; and unaudited financial statements for the Companies which includes a balance sheet and profit and loss statement for the year ended 2004 and for the quarterly period ending 31 March 2005 prepared by the Vendor  (collectively “Financial Statements”). The Financial Statements are true and correct in all material respects for the indicated periods and such statements were prepared in accordance with generally accepted accounting standards consistently applied (“GAAP”). Except as otherwise stated in the Financial Statements or notes thereto (or the Schedules annexed hereto) the Companies have no material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) which affect or relate to the Businesses of a type required to be reflected or reserved for on a balance sheet prepared in accordance GAAP. Since the dates of such Financial Statements, there has been no change, or event which would cause a change to the Businesses or the Financial Statements that would have or cause a material adverse affect on such Businesses or Financial Statements.

3.22

Hazardous Materials.  To the best of the Vendor’s knowledge, no Hazardous Materials (i) are or have been located on, at, in, under or about any of the Real Property or Leased Property, or related to the Businesses or (ii) have been disposed of, or released, to, from or at any portion of the Real Property or related to the Businesses which would be reasonably likely to have a material adverse effect. None of the Companies or SJCAL has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any environmental matter which liability arising therefrom would reasonably be expected to have a material adverse effect.  The Purchaser acknowledges however that certain materials normally used in the operation of a resort property of similar class, standing and location as the Resort are used at the Resort or on parcels of land owned by SJCAL, all of which have been used, stored and disposed of in accordance with industry standards.  These materials are petroleum products such as gasoline, diesel fuel, propane gas, paint and solvents, and industrial cleaning supplies, and other chemicals normally used in the industry including but not limited to commonly used pesticides, and chlorine and other swimming pool and water treatment chemicals.

3.23

Taxes.

(i) Filing of Tax Returns. All material tax returns required to be filed by the Companies and SJCAL as it relates to the Businesses or the Assets on or prior to the date hereof have been properly completed and filed on a timely basis and in correct form or appropriate extensions have been timely requested or granted, and all such returns are true and correct in all material respects as filed.

(ii) Payment of Taxes. All Taxes and governmental charges of any kind or character levied or assessed against the property, asset, income, receipts, payrolls, employee benefits, transactions, capital, net worth or franchises of the Companies and SJCAL have been paid, other than taxes or charges the payment of which is not yet due, or if due, is not yet delinquent and which amounts (with description) are set forth on the Financial Statements.

(iii) Notices. No notice of deficiency for assessment of additional taxes has been received and the neither the Vendor nor the Companies or SJCAL is a party to any action or proceeding by any governmental authority for assessment or collection of taxes with respect to the Businesses or Assets. No deficiency assessment or proposed adjustment of the Vendor’s, Companies’ or SJCAL’s national, provincial, or local or foreign taxes is pending, except for taxes incurred by it in the ordinary course of business allocable to the most recent taxable quarter. There exists no proposed liability for any tax to be imposed upon the Assets or Businesses for which there is no adequate reserve reflected in the Financial Statements.

(iv) Audit History. No material issues have been raised (and are currently pending) by any taxing authority in connection with any tax return of the Companies and SJCAL as it relates to the Businesses or Assets, and no waivers of statutes of limitation with respect to any such tax returns have been given by the Vendor that have not expired or been revoked and no waivers of statute of limitations have been requested from any taxing authority.

(v) Liens. There are no liens for taxes (other than for current taxes not yet due and payable and taxes being contested pursuant to appropriate proceedings for which adequate reserves have been established and set forth in the Financial Statements) on the Businesses or Assets.

3.24

Guaranties. None of the Companies or SJCAL is a guarantor or otherwise liable for any liability or obligation to any other party, except as set forth in the Financial Statements.

3.25

Insurance. Schedule 3.25 annexed hereto generally describes each insurance policy with respect to the Assets and the Businesses. With respect to each policy: (A) the policy is legal, valid, and binding, enforceable and in full force and effect, (B)  the policy will continue to be legal, valid, and binding, enforceable and in full force and effect following the consummation of the Transaction contemplated herein provided that the Purchasers enter into a separate agreement with the relevant insurers to continue each policy separate and apart from the Vendor’s other businesses covered by such policies, (C) neither the Companies, SJCAL nor any other party to the policies are in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy, and (D) no party to the policy has repudiated any provision thereof. SJCAL has been covered during the past five (5) years by insurance in scope and amounts customary for the businesses in which it has engaged and under policies substantially similar to those set forth on Schedule 3.25.

3.26

Employee Issues.  After the Closing Date, and subject to the provisions of clause 6.4 and its sub-clauses, the employees of the Companies and SJCAL shall continue to be employees of the Companies and SJCAL.  It is the intention of the Parties not to effect the severance of any such employees at Closing, and in particular employees of the Resort and the Businesses, but rather to provide them with ongoing employment so that the Resort may continue to operate.  Provided that if, after the Closing Date, employee severance becomes a significant issue that could result in a material adverse effect on the operation of the Businesses or on the goodwill and reputation of the Vendor, the Purchaser, the Companies, or SJCAL (including but not limited to labour problems, negative publicity, and public relations problems either locally or internationally), then the Purchaser and the Vendor agree that the Purchaser shall pay such employees their severance amounts, subject to the provisions of clause 6.5(v), to avoid any of the above-mentioned problems.  If any such problems arise, then as part of the transition process, the Vendor shall use reasonable efforts to assist the Purchasers in dealing with the Antigua Workers’ Union and local industrial authorities.  Severance payments shall be dealt with as described in clause 6.5(v).

3.27

Intellectual Property. Except as provided in clause 7.7, the Companies have the sole and exclusive right to use the Intellectual Property without infringing or violating the rights of any third party. Except as provided in clause 7.7, no consent of third parties will be required for the use thereof by the Purchaser upon consummation of the transaction contemplated by this Agreement. No claim has been asserted by any third party to the ownership of or right to use any of Intellectual Property or challenging or questioning the validity or effectiveness of any such license, right or agreement, and the Vendor do not know of any valid basis for any such claim. Each of the Intellectual Property is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued and filed.  Provided that the Purchaser acknowledges that the Vendor has not obtained trademark registration for St. James’s Club outside of Antigua and Barbuda.

ARTICLE IV.

CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS

The obligation of the Parties to consummate the Transaction on the Closing Date is subject to the satisfaction of the following conditions or waiver thereof by the relevant Party:

a.1

Performance of Covenants and No Material Adverse Effect.  The Parties shall have performed and complied, in all material respects, with the agreements, covenants, and provisions of this Contract required to be performed or complied with by the Parties between the Effective Date and the Closing Date including clauses 2.3, 2.4, and those in Article V respectively.  No event shall have occurred whereby the Assets of the Companies or SJCAL sustain damage or destruction that would cost more than US$500,000.00 to cure (a “material adverse effect”). If the Purchaser exercises its option not to consummate the Transaction pursuant to an event causing a material adverse effect, then the Vendor shall promptly return to the Purchaser its initial $250,000.00 deposit and thereafter the Vendor shall not be liable to the Purchaser for any penalties, damages, or any further claims or actions by the Purchaser of any kind whatsoever.  Any single or several events resulting in damage or destruction that in the aggregate would cost less than US$50,000.00 to cure shall not be deemed to create a material adverse effect.  Any single or several events resulting in damage or destruction that in the aggregate would cost between US$50,001.00 and US$500,000.00 to cure shall not be deemed to create a material adverse effect so long as the Vendor either: (a) makes the necessary repairs or replacements to return the damaged Asset(s) to their condition just prior to the damaging event; or (b) provides the Purchaser with the funds necessary return the damaged Asset(s) to their condition just prior to the damaging event.

a.2

Due Diligence.  The Parties shall have completed their respective due diligence in a manner reasonably satisfactory to each Party respectively.   The due diligence shall be completed within fifteen (15) days after the Effective Date unless the Parties mutually agree in writing to an extension of the due diligence period.  The Parties’ due diligence requirements are more particularly set forth in Schedule 4.2 hereto.  In addition, during the due diligence period, the Purchaser will have reasonable access to the Vendor’ key corporate management employees including their Chief Operating Officer, Corporate Financial Controller, Vice President of Operations, Project Coordinator, and Vacation Club Manager.  Upon the completion of due diligence the Purchaser shall deliver to the Vendor a duly executed Memorandum of Satisfaction in form and content reasonably satisfactory to the Vendor.  The Closing of the Transaction shall constitute the Purchaser’s acceptance of and satisfaction with the due diligence.

a.3

Tax Counsel and Legal Advice.  As of the Effective Date, the Parties shall have received such professional advice as they each individually deem adequate.

ARTICLE V.

OPERATION OF THE RESORT AND OTHER CONDITIONS PRIOR TO THE CLOSING

During the period from the Effective Date until the Closing Date, the Vendor covenant and agree as follows:

5.1

Operation

.  The Vendor shall operate the Resort, or cause the Resort to be operated, before the Closing in the usual and customary manner in which the Resort has been operated up to the Effective Date including without limitation the continuation of marketing and reservations efforts.  All purchases by the Companies and SJCAL for inventory, equipment, and other Personal Property shall be in accordance with past practices, and the Vendor do not expect the Companies or SJCAL to enter into any material agreements.  The Vendor will promptly notify the Purchaser of the occurrence of any event which may have immediately or as a result of the passage of time a material adverse effect on the Businesses or the Assets.  The Vendor shall have no obligation to operate or cause the Resort to be operated after the Closing.

a.1

Maintenance

.  The Vendor shall maintain the Resort, or cause the Resort to be maintained in the ordinary course consistent with past practices before the Closing, subject to normal wear and tear.  The Vendor shall have no obligation to maintain the Resort or cause the Resort to be maintained after the Closing.

a.2

Insurance

.  The Vendor shall maintain, or cause to be maintained, general public liability insurance in respect of SJCAL and the Resort up to and including the Closing, consistent with past practices.  The Vendor shall have no obligation to maintain or cause to be maintained any form of insurance for the Companies, SJCAL, or the Resort after the Closing.

5.4

Liens.  The Vendor will not make, grant or suffer any mortgage, lien, pledge, charge, easement, right-of-way, covenant, restriction or other encumbrance on or with respect to the Assets, the Shares in the Companies or the shares of SJCAL, except for same that shall be paid and released as of the Closing Date.

5.5.

Share Issuance and No Change to Organization Documents.  (a) The Vendor will not issue any options, warrants, script, subscription, conversion, exchange or purchase rights, calls or commitments or any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any third party any right to subscribe for or acquire, any shares of the Companies or SJCAL, or contracts, commitments, understandings or arrangements by which the Companies or SJCAL are or may become bound to issue additional shares of common or other stock, or securities or rights convertible or exchangeable into shares of common or other stock.  (b) The Vendor will not amend or propose to amend the respective charters or by-laws of the Companies or SJCAL, and will not split, combine or reclassify any of their capital stock.

5.6

Exclusivity.  During the period from the Effective Date through the Closing Date, except for discussions with the Purchaser and its representatives and counsel, the Vendor will not (and will not cause any of its Affiliates or officer of the Companies or SJCAL to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any third party relating to the acquisition of the Shares, or other capital stock of the Companies or the Assets (through acquisition, merger, consolidation, or share or other exchange), or part thereof, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort to attempt by any third party to do or seek any of the foregoing. The Vendor will notify the Purchasers if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing.  This exclusivity period shall automatically terminate on the Closing Date if the Closing has not occurred by that date (subject to any mutually agreed extensions of the Closing Date as provided for in this Contract).

ARTICLE VI.

PRORATIONS; ADJUSTMENTS; POST CLOSING

a.1

Accounts Payable and Liabilities.  Upon the Vendor’s receipt of the first US$27,000,000.00 of the Purchase Price, the Vendor shall forthwith pay and cause to be discharged the accounts payable and all other liabilities, contingent or otherwise (except for those set forth in Schedule 3.6) of the Companies and SJCAL existing or incurred up to and including the Apportionment Date including those described in Schedule 6.1 hereto.  The accounts payable of the Companies and SJCAL incurred after 11:59 pm on the Apportionment Date shall be the liabilities of the Purchasers, the Companies, and SJCAL respectively, and not of the Vendor.  Except as otherwise expressly set forth in this Contract, upon the Closing the Vendor shall have no further responsibility or obligation with respect to any liabilities of the Companies or SJCAL.

Notwithstanding any provision to the contrary, any lien or encumbrance including those set forth in Schedule 6.1 hereto or otherwise appearing of record against the real property of SJCAL which will be discharged at Closing by the payment of money shall not be an objection to title for the purposes of the due diligence in conjunction with the Transaction.

6.1.1

Holdback Provision. Of the US$4,000,000.00 balance of the Purchase Price described in clause 1.2.3, the amount of US$1,500,000.00 (hereinafter referred to as the “Holdback Amount”) shall be subject to this holdback provision.  The Purchaser shall have the right to reduce the US$4,000,000.00 owing to the Vendor by amounts, not to exceed in the aggregate the Holdback Amount, actually paid or to be paid by the Purchaser, the Companies, or SJCAL after the Closing for (a) any claims or actions resulting from accounts payable, (b) the breach of representations and warranties made by the Vendor, (c) indemnifications provided in this Contract by the Vendor, and (d) other liabilities of the Companies or SJCAL (including reasonable fees and expenses) which were not disclosed to the Purchaser before the Closing in this Contract or in the Documents or due diligence documents.  The Holdback Amount and attendant rights stated herein shall also apply to the costs and expenses, and any awards and settlements, incurred in connection with the contingent liabilities of the Companies and SJCAL described in Schedule 3.6 hereto.   The Holdback Amount shall function as a limitation of liability on the part of the Vendor with respect to any and all claims arising from or in connection with (or allegedly arising from or in connection with) the Transaction contemplated by this Contract.

6.1.1.1

With respect to the said contingent liabilities and any other threatened or pending legal claims or actions which may accrue before the Closing, the holdback provisions of clause 6.1.1 shall remain in effect for a period of twenty-four (24) months after the Closing.  In the event of any such claims or actions, the Purchaser shall promptly notify the Vendor in writing and cooperate in good faith with the Vendor with the goal of achieving the most beneficial possible outcome for the Parties, the Companies, and SJCAL.  The Vendor reserves the right to participate at his expense in the defense of any such legal claims or actions.

6.1.1.2

With respect to claims or actions resulting from accounts payable and any other liabilities or claims (not including the above-mentioned contingent liabilities), the holdback provisions of clause 6.1.1 shall remain in effect for a period of twelve (12) months after the Closing Date.  In the event of any holdback claim, the Purchasers shall promptly notify the Vendor in writing and cooperate in good faith with the Vendor with the goal of verifying any claimed liability and achieving the most beneficial possible outcome for the Parties, the Companies, and SJCAL.  The Vendor reserves the right to participate at his expense in the defense of any such claims or actions.

6.1.1.3

The Purchaser shall not be entitled to make any holdback claims against the Holdback Amount in connection with clause 6.1.1 and its sub-clauses unless and until the sum of any liabilities covered by the said clauses equals in the aggregate at least US$50,000.00.  Any deductions from the Holdback Amount shall not result in an interruption or reduction of the Purchaser’s scheduled installments payments under clause 1.2.3.  Rather, any such deductions shall be “back-end” deductions, which would have the effect of reducing the number of installment payments to be made (or reducing the amount of the final installment payment) accordingly.

6.1.1.4

Any holdback claim against the Holdback Amount shall be subject to proof of liability and actual payment thereof.

6.1.1.5

The provisions of clause 6.1.1 and its sub-clauses shall in no way limit the obligations of the insurers of the Parties, the Companies, and SJCAL, or their respective Affiliates.  Holdback claims shall not include any amounts covered by insurance.

6.2

Accounts Receivable.  All accounts receivable accrued by the Companies and SJCAL (other than the Vacation Club receivables) shall be computed and certified by the Parties.  Such apportionment between the Parties shall be computed as of 11:59 pm (Antigua time) on the Closing Date (such date and time for apportionment is hereinafter referred to as “the Apportionment Date”) as stated herein.  All accounts receivable prior to the Apportionment Date shall be belong to the Vendor.  Such accounts receivable include those more particularly described in Schedule 6.2 hereto.  The accounts receivable of the Companies accrued after the Apportionment Date shall belong to the Companies and SJCAL respectively, and not the Vendor.  For the avoidance of doubt, any tour operator and travel agent billings in connection with the Resort operation shall be prorated as of the Apportionment Date.  Any such tour operator and travel agent billings that are “consumed” yet not collected shall be collected by and belong to the Vendor.  Any such tour operator and travel agent billings that are not yet “consumed” and not yet collected shall be collected by and belong to the Purchaser (unless the Purchaser agrees by a separate written agreement that the Vendor or their Affiliates will collect such billings and forward payment to the Purchaser).  Any such tour operator and travel agent billings that are not yet “consumed,” but collected, shall be credited to the account of the Purchaser in accordance with clause 6.5(vi).  The Vendor and the Purchaser agree and acknowledge that the aforementioned tour operator and travel agent billings may be subject to certain deductions for marketing expenses, commissions, and similar costs and expenses including without limitation sales commissions due to The Fairweather Group, Inc. d/b/a Elite Island Resorts, a company existing under the Laws of Florida, United States.  For disclosure purposes, Elite Island Resorts receives a seven percent (7%) sales commission where Elite is responsible for collecting payments, or a five percent (5%) sales commission where Elite is not responsible for collecting payments.

6.3

Contracts

.  All contracts to which SJCAL is a party on the Closing Date (including without limitation any tour operator and travel agent contracts) shall continue to be obligations of SJCAL and not of the Vendor.  The Vendor shall have no liability, claim, or interest in any such contracts after the Closing.

6.4

Employees.

6.4.1

Beginning with the Closing Date and for six (6) months thereafter, the Vendor shall not (or cause or permit any of his Affiliates to) directly or indirectly induce any Key Employee of the Purchaser, the Companies, or SJCAL to terminate employment, and will not directly or indirectly employ or offer employment to any such Key Employee.  The foregoing restriction shall not apply to any Key Employee where the Purchaser, the Companies, or SJCAL terminates the employment of such Key Employee during the above-mentioned six-month period or where the Vendor obtain a prior written waiver of the restriction from the Purchaser with regard to any specific Key Employee. For the purposes of this Contract, “Key Employee” means with respect to the Resort any general manager, financial controller, food and beverage manager, executive chef, rooms division manager, housekeeping manager or supervisor, front desk manager, or human resources manager.

6.4.2

Unless otherwise agreed in writing, “Key Employee” shall not include any of the Vendor’s corporate personnel, whether or not any such personnel are employed by the Companies or SJCAL, including without limitation any Chief Operating Officer, Corporate Financial Controller, Vice President of Resort Operations, Chief Engineer, Project Coordinator, Purchasing Manager, In-House Counsel or other legal advisors, Vacation Club Manager, and confidential secretaries, as named in Schedule 6.4 annexed hereto.

6.4.3

Provided that, subject to agreement by Vice President of Resort Operations Alexandre de Brito e Cunha, and Vacation Club Manager Andrew Macauley, the Vendor would allow these individuals to continue working for SJCAL for a period of not less than six (6) months and not more than one (1) year.  The Parties agree that during the period of continued employment with SJCAL, these individuals would devote approximately seventy-five percent (75%) of their working hours to SJCAL, with the remaining twenty-five percent (25%) of their working hours being spent on corporate projects of the Vendor or his Affiliates.  In which case, the Purchaser would be responsible for compensating these individuals for work done for SJCAL, and the Vendor would be responsible for compensating these individuals for work done for the Vendor or his Affiliates.

6.5

Costs and Prorations.  All items to be prorated under this Contract shall be computed and certified by the Parties.  Such apportionment between the Parties shall be computed as of the Apportionment Date as follows:

(i)  Property Taxes.  Property Taxes shall be apportioned on the basis of the fiscal period for which assessed.  The Vendor shall be responsible for all Property Taxes assessed with respect to the period through and including the Apportionment Date, and the Purchaser shall be responsible for all Property Taxes assessed with respect to the period after the Apportionment Date.

(ii)  Water Charges.  The Vendor shall endeavor to have the water meters at the Resort read on or immediately prior to the Apportionment Date.  The Vendor shall be responsible for charges with respect to the period through and including the Apportionment Date, and the Purchaser shall be responsible for all charges with respect to the period after the Apportionment Date.

(iii)  Utilities.  Charges for electricity, telephone, television, cable television, and any other utilities (collectively “the Utilities”) made by the utility companies servicing the Resort and the Businesses shall be apportioned (i) by having the utility company make a final meter reading on the Apportionment Date, or (ii) if such readings cannot be obtained, on the basis of the most recent bills that are available.   The Vendor shall be responsible for charges with respect to the period through and including the Apportionment Date, and the Purchaser shall be responsible for all charges with respect to the period after the Apportionment Date.

(iv)  Room Charges; Other Guest Charges.  Room charges and other guest charges (whether collected or uncollected) attributable to any period before the Apportionment Date shall belong to the Vendor.  To the extent any such charge is attributable to any period after the Apportionment Date, such amounts shall belong to the Purchaser and shall be dealt with as provided elsewhere in this Agreement.

(v)

Employee Severance.  With respect to the Companies and SJCAL, employee severance liabilities including without limitation severance liabilities for any of the Vendor’s corporate personnel attributable to any period before the Apportionment Date shall be liabilities of the Vendor.  To the extent any such liabilities are attributable to any period after the Apportionment Date, such amounts shall be liabilities of the Purchaser.  The Vendor shall prepare a written employee severance calculation for all employees (including without limitation employees of the Businesses and the Resort) calculated as of the Apportionment Date.  The Vendor shall provide this written employee severance calculation to the Purchaser at least ten (10) days prior to the Closing Date, and at the Closing the Purchaser shall receive a credit towards the Purchase Price in the amount shown on the written employee severance calculation.  In accordance with the labour Laws of Antigua and Barbuda and the collective bargaining agreement between the Resort and the Antigua Workers’ Union in effect as of the Apportionment Date, the severance calculation shall include all amounts required to be paid to such employees in a severance for redundancy situation, including without limitation severance pay, accrued vacation time, lieu days, and other similar employee benefits.  If severance payments become necessary by virtue of the Transaction, then such payments shall be dealt with as part of the apportionment process as described herein.

(vi)  Mechanics of Apportionment at Closing.  The Parties acknowledge that, after the Closing Date, they will need approximately sixty (60) days (but in any event no more than 90 days) to facilitate the above-mentioned apportionment requirements by fully accounting for and reconciling the Companies’ and SJCAL’s working capital (including but not limited to cash balances, accounts receivable, guest ledger, accounts payable, staff loans, prepaid expenses, tour operator and travel agent deposits, and guest advance deposits; and items of Personal Property including operating inventory such as food, beverage, gift shop items, guest room supplies, cleaning supplies, linen, china, glassware, cutlery, fuel, and general operating supplies with a normal useful life of less than one (1) year.  Operating inventory will be valued at its landed cost (except for linen in circulation, which will be valued at fifty percent (50%) of its landed cost), and prepaid expenses will be determined in accordance with GAAP.  With respect to food and beverage items, guest rooms supplies (not including linen), and cleaning supplies, operating inventory shall include solely “virgin stock” (unopened cases) of all such supplies, and shall exclude loose items in use or distributed throughout the Resort such as food in production, opened liquor bottles, individual soaps, shampoos, and cosmetic items, and opened cleaning supplies containers.  Non-perishable Gift Shop and Village Deli items will be inventoried separately and valued at their landed cost whether or not in unopened cases. The Parties will mutually agree the final working capital figures as soon as practicably possible within the above-mentioned 60 to 90-day accounting and reconciliation period.  Within ten (10) days after the final working capital figures are agreed by the Parties, a payment will be made either by the Purchaser to the Vendor or by the Vendor to the Purchaser, in accordance with the agreed figures.  A sample working capital worksheet is annexed hereto as Schedule 6.5(vi).

ARTICLE VII.

OTHER TERMS AND CONDITIONS

a.1

Additional Rights of the Vendor during the Installment Payment Period.  For so long as the Purchaser owes any outstanding balance of the Purchase Price to the Vendor:

a.1.1

The Vendor shall not be required to pay the normal St. James’s Club Antigua service charge rates and utility bills applicable to (a) St. James’s Club Villa 423 and St. James’s Club Hilltop Plot 503 (more particularly described as Registration Section: English Harbour, Block No. 35 2780A, Parcels 189 and 241 respectively), which Villa and Hilltop Plot are owned (directly or indirectly) by James Lane of Sandpipers, the Bulwarks, St. Aubin, Jersey, Channel Islands; or (b) St. James’s Club Hilltop Plots 502 and 504 (more particularly described as Registration Section: English Harbour, Block No. 35 2780A, Parcels: 242 and 240 respectively), which Hilltop Plots are owned (directly or indirectly) by Robert Allen Barrett;

a.1.2

The Vendor and James Lane and their immediate family (spouse and children) shall be entitled to customary gratuitous All-Inclusive services at St. James’s Club while in residence at Villa 423, Hilltop Plot 502, Hilltop Plot 503, or Hilltop Plot 504 or any combination thereof; and

a.1.3

If Lane or Barrett sell or otherwise cease to be the owner or beneficial owner of any of the respective aforementioned parcels, then without prejudice to the remaining parcels the provisions of clause 7.1 and its sub-clauses shall cease to apply to the parcel no longer owned or beneficially owned by Lane or Barrett as the case may be.

a.2

Confidentiality.  Any information regarding the business of any Party or their Affiliates or the Companies or SJCAL ("Confidential Information") disclosed or otherwise provided to the any Party in connection with this Contract is the exclusive property of the disclosing Party and disclosure of such information by the other Party to any third party is prohibited except as may be required by Law.  Confidential Information does not include information that: (i) becomes generally available to the public other than as a result of a disclosure by the other Party in breach of this clause; (ii) was available to the other Party prior to its disclosure in connection with this Contract or the Transaction (provided that the other Party has no knowledge that such information was obtained directly or indirectly, from a source that was bound by a confidentiality agreement with or other obligation of secrecy with regard to such information); or (iii) becomes available to the other Party, directly or indirectly, from a source other than the Vendor or the Purchaser, provided that such source is not known to be bound by a confidentiality agreement with other obligations of secrecy with regard to such information.  Except as may be required by applicable securities laws, each Party shall keep and maintain the terms and conditions of this Contract confidential, and shall not disclose any of its terms to any third party except for the attorneys, accountants, or investment bankers of each party (or other key representatives of the Parties in connection with carrying out the purposes of this Contract and the Transaction).

a.3

Entire Contract.  This Contract (together with the Schedules attached hereto which are deemed incorporated herein) contains and is intended as a complete statement of all of the terms and the arrangements between the Parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the Parties with respect to those matters whether oral, written, or otherwise.  The foregoing provisions of this clause 7.3 shall not in any way limit or prejudice the rights and obligations of the Parties under the aforementioned legal charge or promissory note.

a.4

Expenses.  Except as otherwise expressly set forth in this Contract, each Party shall pay its own expenses including without limitation attorneys’ fees incidental to the preparation of this Contract, the carrying out of the provisions hereof and the consummation of the Transaction.

a.5

Headings.  The article and section headings of this Contract are for reference purposes only and are to be given no effect in the construction or interpretation of this Contract.  Unless the context otherwise requires, all references to articles, sections, and clauses are to articles, sections, and clauses of this Contract.

a.6

Intellectual Property.  The Purchaser’s acquisition of the Shares in the Companies and SJCAL pursuant to the Transaction shall include the Purchaser’s acquisition of the intellectual property rights to the “St. James’s Club Antigua” trade name, trade marks, and logos (collectively “Intellectual Property”).  After the Closing, the Purchaser shall have the right to continue the use of all such Intellectual Property and the Vendor shall discontinue his use of the same.  Provided that the Intellectual Property rights conferred by this Contract shall not confer any right upon the Purchaser to use or own the “St. James’s Club Morgan Bay, St. Lucia” intellectual property, all of which is owned and may continue to be used by a Person or Persons separate and distinct from the Companies and SJCAL.  The Purchaser shall not make any claims or take any action whatsoever intended to interfere with or prevent the use of the “St. James’s Club Morgan Bay, St. Lucia” intellectual property.  The “St. James’s Club Morgan Bay, St. Lucia” intellectual property shall continue to be used by its owners and their successors in title and assigns in their sole discretion.  The Purchaser and its Affiliates and legal representatives hereby fully disclaim any respective right, title, or interest in or to the “St. James’s Club Morgan Bay, St. Lucia” intellectual property.

a.7

Indemnification Provisions.  (a) Subject to the limitation of the Holdback Amount of clause 6.1.1, the Vendor covenants and agrees to indemnify the Purchaser, and to hold the Purchaser, and its officers, directors, shareholders, employees, agents, or contractors harmless, from and against all claims, suits, obligations, liabilities, damages, losses, costs and expenses, including without limitation, reasonable attorneys’ fees and costs and expenses, based upon, arising out of, or resulting from (i) a material breach of any representation and warranty of the Vendor as set forth herein, (ii) a material breach of any covenant, obligation, or agreement of the Vendor as set forth herein, and/or (iii) except to the extent prorated pursuant to the provisions hereof or expressly agreed in writing to be paid or assumed by the Purchaser, any and all liabilities and claims relating to the operation of the Businesses with respect to the period prior to the Closing Date (including claims under any agreement between the Companies and/or SJCAL and any third party, including the “Beach Club” hotel accommodations agreement between SJCAL and Virgin Holidays Limited dated 10 August 1999).  (b) The Purchaser covenants and agrees to indemnify the Vendor, and to hold the Vendor and his Affiliates, employees, agents, or contractors harmless, from and against all claims, suits, obligations, liabilities, damages, losses, costs and expenses, including without limitation reasonable attorneys’ fees and costs and expenses, based upon, arising out of, or resulting from (i) a material breach of any representations and warranties of the Purchaser as set forth herein, (ii) a material breach of any covenant, obligation, or agreement of the Purchaser as set forth herein, and/or (iii) except to the extent prorated pursuant to the provisions hereof or expressly agreed to be paid in writing or assumed by the Vendor, any and all liability and claims relating to the operation of the Businesses with respect to the period from and after the Apportionment Date.

a.8

Notices.  Any notice given by any Party to any other Party for the purposes of this Contract shall be sufficiently given if delivered by hand against receipt, or sent by reliable overnight courier service, or by facsimile transmission with transmission confirmation receipt, or by email transmission to that party at the address as set out herein or to such other address of which notice has been given in accordance with this clause.  Any notice sent by post as aforesaid shall be deemed to be given on the second business day after posting and in proving service in such manner it shall be sufficient to prove that the envelope containing such notice was properly addressed and dispatched.  Any notice delivered by hand or sent by facsimile transmission or sent between the hours of 9:00 a.m. and 5:00 p.m. on a business day at the place of receipt and otherwise shall be deemed to be given at 10:00 a.m. at the place of receipt on the next business day provided that in the case of a facsimile transmission or email transmission confirmation of satisfactory transmission is printed by the machine of dispatch and a confirmatory copy is sent by reliable overnight courier service on the same day as transmission (or in the case of transmission after 5:00 p.m. on a business day on the next business day after transmission) and in proving service of such confirmatory copy it shall be sufficient to prove that the envelope containing such confirmatory copy was properly addressed and dispatched.

Notice shall be given to the VENDOR at:

Robert A. Barrett

c/o St. James’s Club Antigua

Villa 502

Mamora Bay

St. Paul’s

Antigua, West Indies

Tel. (268) 463-2585

With email and facsimile copies to:

sjchill@candw.ag

(268) 460-3116

lebasham@candw.ag

(268) 562-2119

(561) 338-7038

Notice shall be given to the PURCHASER at:

CCI Group, Inc.

405 Park Avenue

10th Floor

New York, New York 10022

United States

Tel. (212) 421-1400

With email and facsimile copies to:

fjackson@caribbeanclubs.net

(212) 421-1401

casolom@mcginnsmith.com

         (518) 449-4894

dhluciano@earthlink.net

(908) 832-9601

or to such other addresses and facsimile numbers as the parties may designate to one another in writing from time to time.

a.9

Severability.  The invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of any other provision of this Contract, each of which shall remain in full force and effect.

a.10

Binding Effect; No Assignment.  This Contract shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Nothing in this Contract shall create or be deemed to create any third-party beneficiary rights in any Person not party to this Contract.  No assignment of this Contract or of any rights or obligations hereunder may be made by any Party (by operation of Law or otherwise) without the prior written consent of each other Party and any attempted assignment without such required consents shall be void.

7.11.1

Permitted Assigns.  Notwithstanding any provision to the contrary (i) the Purchaser reserves the right to name a transferee other than the named Purchaser for the purposes of the transfer of the Shares in the Companies and any related instruments of transfer and certificates, in which case the named transferee together with the Purchaser shall collectively be regarded as the Purchaser in this Transaction, and (ii) the Vendor reserves the right to name a payee other than the named Vendor for the purposes of receiving any payment due from the Purchaser under this Contract.  Nothing contained in this clause 7.11.1 shall limit the obligations of the Purchaser under this Contract.

a.11

Further Assurances.  Each Party agrees to execute, acknowledge, deliver, file and record such further documents, certificates, amendments and instruments and do all such other acts and things, as may be required by Law, or as may be reasonably necessary or advisable to carry out the purposes of this Contract.

a.12

Permitted Encumbrances

a.13

.  The Real Property held by SJCAL shall be transferred at the Closing subject to each and all of the appurtenances and dependencies thereof, as noted in the Land Registry as of the Effective Date, each of which shall be deemed a permitted encumbrance.

7.13

Certain Definitions.  The following terms shall have the following meanings for the purposes of this Contract:

“Affiliate(s)” means, as to any Person: (i) any Subsidiary of such Person; and (ii) any other Person which, directly or indirectly controls, is controlled by, or is under common control with, such Person and includes, in the case of a Person other than an individual, each officer or director or general partner of such Person, and each Person who is the beneficial owner of ten percent (10%) or more of such Person’s outstanding stock having ordinary voting power of such Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Apportionment Date” shall have the meaning set forth in clause 6.2 herein.

“Assets” means generally the Resort and, collectively, the Real Property, the Improvements, the Personal Property, the Contracts, the Permits, the Business Records, the Intellectual Property (as defined in clause 7.7), and goodwill.  The Assets expressly excludes any and all retained assets described in Schedule 1.3 and the operating inventory described in clause 6.5(vi).

“Businesses” means all of the business conducted on the Resort premises including but not limited to the operation of the Resort and the vacation club, and any restaurants, casino, gift shop, deli, spa & salon, water sports, scuba dive centre, concession desks, and sport fishing.  It being understood that certain of the businesses are being conducted pursuant to the lease agreements described in clause 3.17(v).

“Business Records” means, collectively, those items of Personal Property relating to the operation of the Resort including without limitation all documents, records and data, including computerized records, maintained by the Vendor (or at the Vendor’ direction or under the Vendor control), in regard to the existence, use, ownership, occupancy, operation, marketing and/or maintenance of all or any portion of the Resort, including without limitation all books of account, tax returns, purchase orders and records, sales and invoice records, correspondence, equipment maintenance date, operating manuals, employee and personnel files, inventory records, sales and promotional data, customer lists, cost and pricing information, supplier lists, advertising materials, warranties and guaranties of any nature, stationery and other imprinted materials, office supplies, training manuals, materials, correspondence, all computer programs and data files, reference catalogs and all other records, data, documents and information maintained in connection with the existence, use, ownership, occupancy, operation, management and/or maintenance of all or any portion of the Resort.

 “Governmental Body” means the government of any State or Country or other political subdivision of any of the foregoing, or any departments, agency, authority or other instrumentality of any of the foregoing.

“Hazardous Materials” means polychlorinated biphenyls (“PCBs”), ureaformaldehyde insulation, asbestos or asbestos-containing materials, radioactivity, and any other materials or substances which are defined as hazardous, toxic or a pollutant or contaminant or are otherwise regulated under any environmental law, rule or regulation of the government of Antigua and Barbuda.

“Improvements” means any of the following: all buildings, structures and improvements now or hereafter situated upon the Land and including, without limitation, those certain buildings, structures, fixtures and other improvements of every kind and nature presently situated on, in, under or hereafter erected, installed or used on, in or under such Land.

“Intellectual Property” shall have the meaning set forth in clause 7.7 herein.

“Key Employees” shall have the meaning set forth in clause 6.4 herein.

“Land” means all parcels of real property owned by SJCAL as described in Schedule A annexed hereto.

“Law(s)” means any law (including common law), statute, code, ordinance, rule, regulation, order, decree, arbitration, award, judgment or other requirement of any Governmental Body.

“Legal Proceeding(s)” means any judicial, administrative or arbitral investigation, action, suit, proceeding (public or private), claim or governmental proceeding.

“Person(s)” means any individual, Companies, corporation, partnership, limited liability Companies, firm, joint venture, association, joint-stock Companies, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property” means all tangible personal property of every kind and nature owned by the Companies as of the Effective Date (excluding, however, items used, consumed or disposed of in the ordinary course between the Effective Date and the Closing Date, but including any and all replacements thereof purchased in the ordinary course of business prior to the Closing Date), that is located in or upon the Resort premises, or that is used in connection with the existence, use, ownership, occupancy, operation, management and/or maintenance of the Resort, including all inventory, furniture, fixtures, equipment, and similar items.

“Real Property” means the Land, together with all right, title and interest of SJCAL, the Companies or the Vendor in and to any and all (i) strips or gores, roads, easements, rights of way, appurtenances, tenements, hereditaments, rights, licenses and privileges, whether or not of record, in any way belonging or appurtenant to the Land or the Improvements, covenants, streets, and ways bordering upon the Land, and rights of ingress and egress thereto, (ii) land within the right-of-way of any street, road, avenue, open or proposed, public or private, in front of or adjacent to the Land or any portion thereof, (iii) unpaid awards or damage to any Property or any portion thereof by reason of change of grade of any highway, street, road or avenue, (iv) rights, if any, to oil, gas, mineral and other hydrocarbon substances on or under the Land, and (v) all development, air, water and riparian rights in any way belonging or appurtenant to the Land or the Improvements.

“Subsidiary” or “Subsidiaries” of any specified Person means a corporation or other entity a majority of whose capital stock or equity interest with voting power, under ordinary circumstances, to elect the Board of Directors or other governing body is at the time, directly or indirectly, owned by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person.

“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, transfer, payroll, goods and services, room, value-added or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Governmental Body.

7.14

Amendments.  This Contract may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Contract signed by each Party.

7.15

Counterparts; Originals.  This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each Party will receive a duplicate original of this Contract executed by each Party.

7.16

Governing Law.  This Contract shall be governed by and construed in accordance with Laws of Antigua and Barbuda without regard to the conflict of laws principles thereunder.  The court and authorities of Antigua and Barbuda shall have exclusive jurisdiction over all controversies that may arise with respect to this Contract and the Parties hereby waive any other venue to which they might be entitled by virtue of domicile or otherwise.  Should any Party or their Affiliates initiate or bring a suit or action before any other courts, it is agreed that upon application any such suit or action shall be dismissed, without prejudice, and may be filed in accordance with this provision.  The Party bringing the suit or action before a court not agreed to herein shall pay to the other all the costs of seeking dismissal including without limitation attorneys’ fees.

7.17

Survival and Recitals.  The representations and warranties made in this Contract shall survive the Closing.  The Recitals set forth in the preamble of this Contact are incorporated herein for all purposes.

7.18

Post Closing.  The Parties agree to take such further actions reasonably required by the others after the Closing (including executing and delivering requested instruments and documents) as may be necessary or desirable to carry-out the purposes of this Contract and the Transaction.  Furthermore, the Vendor and the Purchaser agree to cooperate with each other’s reasonable requests after the Closing (including cooperation regarding the transfer of any accounts, the collection of receivables owing to any of the companies and Tax-related matters) and to furnish information, evidence, testimony and other assistance reasonably requested by the other in connection with any actions, proceedings, arrangements or disputes relating to the Companies or SJCAL.  The Parties shall not take any action that is designed or intended to adversely affect any existing relationships or any of the companies with any lessor, lessee, licensor, customer, supplier, or other Person.  All of the foregoing provisions of this clause 7.19 shall survive the Closing.

7.19

No Third-Party Beneficiaries.  This Contract shall not confer any rights or remedies upon any Person other than the Purchaser, the Vendor and their respective successors and permitted assigns.

7.20

Good Faith.  The Parties shall deal with one another on a good faith basis for the purposes of carrying out the intent of this Contract.

[SIGNATURES OF THE PARTIES ON THE NEXT PAGE NUMBERED 22]

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

SIGNED by ROBERT ALLEN BARRETT

)

the within-named Vendor before and in

)

the presence of:-

)

/s/ Robert Allen Barrett

                 Robert Allen Barrett

…………………………………………….

THE COMMON SEAL of CCI GROUP,

)

INC. the within-named Purchaser was

)

hereunto affixed by Fred W. Jackson, Jr. the

)

/s/ Mark C. Casolo

President of the Company in the presence

)

                   Mark C. Casolo

of Mark C. Casolo a Director of the said

)

said Company who signed and the said

)

President countersigned these presents

)

/s/ Fred W. Jackson, Jr.

before and in the present of:-

)                            Fred W. Jackson, Jr.

…………………………………………….

INDEX OF SCHEDULES

A

Land

1.2.3(i)

Second Charge

a.1

            Retained Assets

2.3(f)

Release

2.3(g)

Opinion of Counsel

2.3(i)

Marketing Agreement

a.1

                 Directors and Officers

3.17(v)

Leases

3.6

Threatened or Pending Litigation, Contingent Liabilities, and Other Items

3.20

Contracts

3.25

Insurance Policies

a.1

Due Diligence Requirements

a.1

Accounts Payable

a.2

Accounts Receivable

6.4

Key Employees

6.5(vi)

Working Capital Worksheet

VERIFICATION OF THE EXECUTION

OF THE FOREGOING PURCHASE CONTRACT

I HEREBY CERTIFY that ROBERT ALLEN BARRETT the within-named Vendor appeared before me on the  2nd day of

June , 2005, and being personally known to me acknowledged the above signature to be his and I further certify that he freely and voluntarily executed this Instrument and understood its contents.

___________________________

Notary Public

(Seal)

VERIFICATION OF THE EXECUTION

OF THE FOREGOING PURCHASE CONTRACT

I HEREBY CERTIFY that MARK C. CASOLO and FRED W. JACKSON, JR. for and on behalf of the within-named Purchaser appeared before me on the

1st day of June

, 2005, and being personally known to me acknowledged the above signatures to be theirs and I further certify that they freely and voluntarily executed this Instrument and understood its contents.

___________________________

Notary Public

(Seal)

Page # of 52

Purchaser’s Initials _______                                                                    Vendor’s Initials _______

Stock Purchase Contract: 1 June 2005

Keen & Ledi

Page # of 52

Purchaser’s Initials _______                                                                    Vendor’s Initials _______

Schedules: 1 June 2005

Stock Purchase Contract: Keen & Ledi

Schedule A

Land

To Be Attached

Schedule 1.2.3(i)

Second Charge

ANTIGUA AND BARBUDA

REGISTERED LAND ACT, CAP. 374

C H A R G E

REGISTRATION SECTION

BLOCK

PARCELS

ENGLISH HARBOUR

35 2780A

172, 173, 174,

175, 179, 181,

182, 191, 193, 217, 218, 219, 220, 222, 223,

225, 246, 249, 251, 252, 260, 266, 431, 432

WE, ST. JAMES’S CLUB ANTIGUA LIMITED (formerly Antigua Hotel and Resorts Limited) a company incorporated under the Companies Act of Antigua and Barbuda, having its registered office situate at St. James’s Club, Mamora Bay, in the parish of Saint Paul in the Island of Antigua (hereinafter called “the Chargors” which expression shall where the context so admits include its successors in title, assigns, and legal representatives) HEREBY CHARGE our interest in the above-mentioned titles to secure the repayment to ROBERT ALLEN BARRETT of Mamora Bay, in the aforesaid parish and Island (hereinafter referred to as “the Chargee” which expression shall where the context so admits include his heirs, successors, personal representatives, and assigns) of all sums presently owing by us to the Chargee and all debts from time to time owing to the Chargee in the aggregate the principal sum of FOUR MILLION DOLLARS UNITED STATES CURRENCY (US$4,000,000.00) together with interest on any and all principal amounts outstanding at the rate of seven percent (7%) per annum ADD ON as well after as before judgment and all costs charges and other expenses including legal fees subject to the terms specified herein and also subject to Section 67 of the above-named Act, unless herein negatived, modified or added to by the said terms.

And we the above-named Chargors hereby acknowledge and understand the effect of Section 72 of the Registered Land Act.

THE TERMS HEREINBEFORE REFERRED TO

1.

This is the Charge referred to in the Stock Purchase Agreement between the Chargor and the Chargee dated the 1st day of June 2005, and further referred to in the Promissory Note between the Chargors and the Chargee dated the 30th day of June 2005.

2.

Subject to the terms and conditions contained in this Charge, this Charge is made subject to the incumbrances including without limitation any Deeds of Mortgage or Indentures (or replacements thereof) noted in the Land Registry (or to be noted in the Land Registry) in favour of [Name of CCI’s Lender] (hereinafter called “Chargors’ Lender”) unless the Chargors’ Lender has discharged them and the Chargee hereby agrees that the exercise of any or all of his rights whether statutory or contractual conferred upon him by virtue of this Charge shall be subject always and in all respects to the rights of the Chargors’ Lender under and by virtue of its incumbrances.  Provided always that this Charge shall be second in priority to the Chargors’ Lender’s first charge only to the extent that the Chargors’ Lender’s first charge does not exceed US$20,000,000.00.  Further provided that if the Chargors’ Lenders register a second charge in excess of their US$20,000,000.00 first charge, then this Charge shall rank equal in priority with any such second charges.

3.

The Chargors shall repay to the Chargee the principal sum of US$4,000,000.00 or any balance thereof then due together with interest thereon at the rate of seven percent (7%) per annum as follows:

a.

Sixty (60) equal consecutive monthly installments inclusive of principal and interest.

b.

Installments shall be due on the last day of each month beginning on the 31st day of July 2005.

c.

All amounts to be paid to the Chargee hereunder shall be paid in United States Currency unless otherwise agreed by the Chargee in advance in writing.

d.

Notwithstanding any provision to the contrary, at any time the Chargors may early pay all or part of the Principal Sum and any other amounts due hereunder without penalty.

4.

As long as any monies remain owing on this security the Chargors shall keep all buildings and improvements on the charged lands in good and proper repair.

5.

As long as any monies remain owing on this security the Chargors shall keep all buildings on the charged lands insured against loss or damage by flood burglary fire earthquake riot civil commotion and windstorm with a reputable insurance company licensed to do business in Antigua and Barbuda to the full insurable value thereof and shall make all payments required for the purpose when the same shall become due and will when requested in writing by the Chargee deliver to the Chargee a copy of the policy or policies of insurance and copy of the receipt for each payment and if the Chargors shall fail to perform any of their obligations under this clause 5, the Chargee may insure and keep insured all or any of the said buildings and all such payments made by the Chargee shall be repaid by the Chargors on demand and until such repayment shall bear interest at the rate payable on the principal sum and shall be an additional charge on this security.

6.

The Chargors shall apply any monies received on any insurance of any buildings on the charged lands or any part thereof howsoever affected either in or towards making good the loss or damage in respect of which the monies are received or in or towards the discharge of the sum hereby secured, subject to the prior claims and rights of the Chargors’ Lenders.

7.

The Chargors shall not permit or suffer to be done or permit anything in consequence whereof the charged land or any buildings thereon may in any way deteriorate or lessen in value, save for normal wear and tear, or any policy of insurance effected in pursuance of this Charge may be avoided.

8.

Save and except for any timeshare sales by the Chargors that may touch and concern the charged lands, as long as monies remain owing on this security the Chargors shall not sell lease assign or transfer the charged lands or any part thereof or the buildings thereon except with the prior written consent of the Chargee and any such unauthorized sale lease assignment or transfer shall be void.

9.

Except as otherwise authorized herein, as long as monies remain owing on this security the Chargors shall not create any further charges on the charged lands or any part thereof or the buildings thereon that, when would have the effect of preempting this Charge in any way.

10.

Subject to clauses 2 and 9 of this Charge, the Chargee hereby acknowledges the right of the Chargors’ Lender pursuant to the terms of its incumbrances to make further advances or give credit to the Chargors on a current or continuing basis and the Chargee hereby agrees that such further advances can be tacked and shall rank in priority to this Charge without the prior consent of the Chargee.

11.

If the Chargors shall make default in any payment required by this Charge or by the Chargors’ Lender’s incumbrances, then the entire amount of the principal sum then outstanding together with interest thereon shall become immediately due and payable and all expenses incurred in the realization of this security including without limitation any collection fees and commissions and legal fees made payable as a result shall be for the Chargors’ account and shall be repaid to the Chargee by the Chargors, subject only to the prior claims and rights of the Chargors’ Lenders, and until such repayment shall be added to the principal sum hereby secured and shall bear interest accordingly.  If the Chargors default or anticipate default on any payment to be made to the Chargors’ Lender, then the Chargors shall immediately notify the Chargee in writing.  To prevent or cure such default, the Chargee shall have the right to make any necessary payments to the Chargors’ Lender and any such payments shall be added to the principal sum hereby secured and shall bear interest accordingly.  Any lending documents between the Chargors (or their parent companies or affiliates) and the Chargors’ Lender shall expressly provided for the Chargee’s right to cure payment defaults.

12.

The Chargors shall pay all legal expenses and costs in connection with the charge hereby created and all other costs charges expenses and commissions properly incurred or charged in connection with this Charge including without limitation the recording or registration hereof or with the realisation of this security on the default of the Chargors.

13.

Without limiting any of the foregoing, as long as monies remain owing on this security the whole of the principal sum hereby secured and for the time being outstanding shall become immediately due and payable if the Chargee by notice in writing given in any of the following circumstances or any combination thereof calls in such monies:

a.

where an order has been made or a resolution passed for the winding up of the Chargors, otherwise than for the purposes of reconstruction or amalgamation.

b.

where the Chargors cease or threaten to cease carrying on business.

c.

where an incumbrancer has taken possession of or a receiver has been appointed or is about to be appointed of the Chargors or the charged lands or any part thereof or any building thereon.

d.

where, save and except as authorized herein, the Chargors sell or agree to sell any of the charged lands or any part thereof or any improvements thereon without the prior written consent of the Chargee such consent not to be unreasonably withheld.

e.

where the Chargors have failed to observe or perform any covenant condition or provision contained in this Charge.

f.

where a court order is made for the sale of any of the Chargors’ property to satisfy a judgment-creditor including without limitation the Chargors’ Lender.

g.

where the Chargors’ Lender has taken possession of any of the charged lands or any part thereof or any building thereon or has indicated its intention pursuant to Section 72 (1) of the Registered Land Act to exercise its statutory remedies as chargee.

14.

This Charge and the property hereby charged shall be a security for and shall stand charged with and shall not be redeemed but upon payment by the Chargors to the Chargee of all monies due and to become due hereunder and all further advances (if any) made under the security of this Charge and so that all the provisions contained for the maintenance and enforcement of the charge hereby created shall apply to such further advances.

15.

This security shall not be considered as satisfied or discharged by any intermediate payment of the whole or part of the monies owing but shall continue to be a continuing security to the Chargee notwithstanding any partial settlement of account or other matter or thing whatsoever and shall be in addition to and shall not operate so as in any way to prejudice or affect any other security (whether prior to or subsequent to this security) given to the Chargee with respect to the principal sum hereby secured or any other sum.

16.

If the monies hereby secured or any party thereof or any interest thereon shall not be paid as herein provided then upon any such non-payment the Chargee (in addition to all other statutory powers) at its option and upon giving the required statutory notice exercise any of its rights or powers under the Registered Land Act without being answerable for any resulting loss.

17.

Any receiver or receivers appointed under the statutory power shall be deemed to be an agent of the Chargors and the Chargors shall be solely liable any acts of default of any such receiver or receivers and their remuneration.

18.

The parties intend this Charge to be LEGALLY BINDING.

IN WITNESS WHEREOF the parties have hereunto subscribed their respective names and affixed their seals on the date first written above.

THE COMMON SEAL of ST. JAMES’S

)

CLUB ANTIGUA LIMITED the within-

)

named Chargor was affixed by Fred  W.

)

………………………………………………

Jackson, Jr. the Secretary of the Company in

)

              Mark C. Casolo, Director

Mark C. Casolo a Director of the said

)

Company who signed

and the said Secretary

)

countersigned these presents before and in

)

………………………………………………

the present of:-

)

           Fred W. Jackson, Jr., Secretary

…………………………………………….

VERIFICATION OF THE EXECUTION

OF THE FOREGOING INDENTURE

I the undersigned HEREBY CERTIFY that the above-named MARK C. CASOLO and FRED W. JACKSON, JR. appeared before me on the day of

2005 and after being properly identified acknowledged the above-signature to be theirs and that they freely and voluntarily executed the foregoing Instrument for and on behalf of ST. JAMES’S CLUB ANTIGUA LIMITED and understood its contents.

………………………………………………

[Name]

Attorney-at-Law

ANTIGUA AND BARBUDA

REGISTERED LAND ACT, CAP. 374

ST. JAMES’S CLUB ANTIGUA LIMITED

                                                                                     -to-

                                                                                    ROBERT ALLEN BARRETT

*********************************

    C H A R G E

*********************************

[Attorney’s Name]

Schedules 1.3 Retained Assets, 6.1 Accounts Payable, 6.2 Accounts Receivable

Estimated Balances as at March 31, 2005

ST. JAMES'S CLUB ANTIGUA			Prepared February 19, 2005
ESTIMATED BALANCES AS AT MARCH 31, 2005

		US$	US$
Schedule 1.3: RETAINED ASSETS

HOUSE FUNDS		40,000.00
BANK OF NOVA SCOTIA EC$		-
SOUTHTRUST BANK - FLORIDA		-
			40,000.00

LOCAL RECEIVABLES			70,000.00
INVENTORIES			600,000.00
PREPAID EXPENSES			40,000.00
LESS: GUEST LEDGER BALANCE			(150,000.00)

VACATION CLUB RECEIVABLES	$3.4M X 95%		3,230,000.00

TOTAL RETAINED ASSETS			3,830,000.00

Schedule 6.2: ACCOUNTS RECEIVABLE - DEERFIELD			1,000,000.00

Schedule 6.1: ACCOUNTS PAYABLE
TRADE - LOCAL		600,000.00
TRADE - DEERFIELD		50,000.00
VIRGIN HOLIDAYS DEPOSIT - BEACH CLUB		400,000.00
GUEST DEPOSITS - DEERFIELD		600,000.00
LOANS ON VILLA PURCHASES		300,000.00
LOAN - B O'NEILL		455,000.00
OTHER PAYABLES AND ACCRUALS		400,000.00
			2,805,000.00

BANK OF NOVA SCOTIA LOAN			10,716,659.00
*	ALL ABOVE FIGURES ARE ESTIMATES TO BE UPDATED AT THE CLOSING AND DURING THE APPORTIONMENT PERIOD.

Schedule 2.3(f)

Release

AGREEMENT OF RELEASE

1. Reference is hereby made to that certain STOCK PURCHASE CONTRACT (hereinafter referred to as “the Contract”), dated as of the ____ day of __________________, 2005, (hereinafter referred to as “the Effective Date”), BY AND BETWEEN ROBERT ALLEN BARRETT of Mamora Bay, Antigua, West Indies (referred to as “the Vendor”), AND CCI GROUP, INC. (referred to as “the Purchaser”) (each of whom may be individually referred to as a “Party” and all of whom may be collectively referred to as “the Parties.

2. Unless otherwise indicated to the contrary, capitalized terms used herein are as defined in the Agreement.

3. The undersigned acts and has acted in the capacity(ies) as set forth below for the Companies and/or SJCAL. The undersigned acknowledges that upon the Closing of the Transaction, the undersigned will resign is all capacities with respect to the Companies and/or SJCAL.

4. Subject to any claims relating to obligations of the Purchaser, the Companies and/or SJCAL under the above-mentioned Stock Purchase Contract and any documents or instruments pertaining thereto including without limitation any legal Charges, mortgages, and promissory notes, pursuant to Section 2.3(f) of the Contract, the undersigned does hereby fully and unconditionally release and discharge the Companies and/or SJCAL and their respective past and future officers, directors, employees, counsel, agents and shareholders (the "Released Parties"), from any and all claims, demands, losses, damages or causes of action whether based on tort, contract or any other theory of recovery, and whether for compensatory or punitive damages, that  the undersigned ever had, now has, that may now exist or that may hereafter accrue, which includes by way of illustration but nor limitation, any claims which the undersigned may have against the Release Parties related to past due wages, other compensation, or benefits (such as stock rights or plans, medical benefits, unemployment benefits, pension plans or the like), or expense re-imbursements, and by reason of any other matter whatsoever, from the beginning of the world through the effective date of this release.

5. The undersigned acknowledges that the execution of this release by the undersigned is a condition precedent to Purchaser entering into the Contract, and that Purchaser is relying upon the content of this release to enter into the Contract.

6. This release shall be effective as of the Closing Date, shall be forever enforceable, and shall be binding upon the undersigned, and his/her heirs, successors and assigns, and any Affiliates of the undersigned. Moreover, this release shall be shall be governed by and construed in accordance with Laws of Antigua and Barbuda without regard to the conflict of laws principles thereunder.

Dated ________ 2005

____________________

[Name and title]

AGREEMENT OF RELEASE

1. Reference is hereby made to that certain STOCK PURCHASE CONTRACT (hereinafter referred to as “the Contract”), dated as of the ____ day of __________________, 2005, (hereinafter referred to as “the Effective Date”), BY AND BETWEEN ROBERT ALLEN BARRETT of Mamora Bay, Antigua, West Indies (referred to as “the Vendor”), AND CCI GROUP, INC. (referred to as “the Purchaser”) (each of whom may be individually referred to as a “Party” and all of whom may be collectively referred to as “the Parties.

2. Unless otherwise indicated to the contrary, capitalized terms used herein are as defined in the Agreement.

3.    Subject to any claims relating to obligations of the Purchaser, the Companies and/or SJCAL under the above-mentioned Stock Purchase Contract and any documents or instrument pertaining thereto including without limitation any legal Charges, mortgages, promissory notes, and any amounts and charges due under Section 1.2.3 of the Contract,  pursuant to Section 2.3(f) of the Contract, the undersigned does hereby fully and unconditionally release and discharge the Companies and/or SJCAL and their respective past and future officers, directors, employees, counsel, agents and shareholders (the "Released Parties"), from any and all claims, demands, losses, damages or causes of action whether based on tort, contract or any other theory of recovery, and whether for compensatory or punitive damages, that  the undersigned ever had, now has, that may now exist or that may hereafter accrue, which includes by way of illustration but nor limitation, any claims which the undersigned may have against the Release Parties related to past due wages, other compensation, or benefits (such as stock rights or plans, medical benefits, unemployment benefits, pension plans or the like), or expense re-imbursements, and by reason of any other matter whatsoever, from the beginning of the world through the effective date of this release.

4. The undersigned acknowledges that the execution of this release by the undersigned is a condition precedent to Purchaser entering into the Contract, and that Purchaser is relying upon the content of this release to enter into the Contract.

5. This release shall be effective as of the Closing Date, shall be forever enforceable, and shall be binding upon the undersigned, and his/her heirs, successors, assigns and Affiliates of the undersigned. Moreover, this release shall be shall be governed by and construed in accordance with Laws of Antigua and Barbuda without regard to the conflict of laws principles thereunder.

Dated ________ 2005

____________________

[Name and title]

Schedule 2.3(g)

Opinion of Counsel

[Date]

CCI Group, Inc.

405 Park Ave.

10th Floor

New York, New York 10022

Re:

Opinion of Counsel

St. James Club-Antigua

To Whom It May Concern:

Reference is hereby made to that certain Stock Purchase Contract (hereinafter referred to as “the Contract”), dated as of the 1st day of June, 2005, by and between Robert Allen Barrett of Mamora Bay, Antigua, West Indies, and  James Lane of Sandpipers, the Bulwarks, St. Aubin, Jersey, Channel Islands (collectively referred to as “the Vendors”), and CCI Group, Inc. (referred to as “the Purchaser”) (each of whom may be individually referred to as a “Party” and all of whom may be collectively referred to as “the Parties”).

Unless the context indicates otherwise, capitalized terms shall have the meanings ascribed in the Contract.

The Contract relates to the sale of the issued and outstanding capital stock (“Shares”) of Keen Worldwide Corporation (“Keen”) and Ledi Resources Corporation (“Ledi”) (collectively, the “Companies”) by the Vendors to the Purchaser. I have been advised that on or immediately prior to closing of the contemplated transaction, the Vendors will re-domicile the Companies to Nevis, West Indies.

The undersigned is an attorney licensed to practice law under the laws of the Republic of Panama.  Pursuant to the Contract, you have requested an opinion of counsel from the undersigned as counsel to the Companies and Vendors regarding certain matters of the Companies and the Vendors as contained herein.

In rendering the opinion set forth herein, I have reviewed and relied upon the following;

(i) the Articles of Incorporation of Keen dated _______ and filed with the _________ on _______ and the Articles of Incorporation of Ledi dated _______ and filed with _____________ the on _______.

(ii) a Certificates of Existence of the Companies dated 3 March 2005 from the Public Registry of Panama.

(iii) the corporate records of the Companies, including resolutions duly adopted by the respective Board of Directors of both Keen and Ledi authorizing and approving the Contract and the transactions contemplated therein.

(iv) The companies laws of the Republic of Panama, which authorize the re-domicile of Panama companies to territories outside of Panama, such as Nevis, West Indies.

In all such examinations, I have assumed, without independent investigation, the authenticity and accuracy of the statements made therein, the genuineness of all signatures, and the legal capacity of natural persons, all of which I assume to be true, complete and accurate in all material respects. I have made no other independent investigation regarding these matters.

Accordingly, subject to the qualifications and limitations herein, I am of the opinion that:

1.

Each of the Keen and Ledi  are a corporations duly incorporated, validly existing and in good standing under the laws of the Republic of Panama, respectively and each has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

2.

The execution, delivery and performance of the Contract (including the transfer of the Shares to Purchaser) and the consummation of the transactions contemplated therein, will not, with or without the giving of notice or the passage of time or both:

(i) conflict with any of the provisions of any of the Companies’ memorandum and articles of association and bylaws;

(ii) conflict with any provisions of any of the Companies’ organizational documents, operating contracts, shareholder contracts, articles of incorporation, articles of organization, bylaws or regulations;

(iii) conflict with, result in a breach of or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or create any lien, claim, or encumbrance on any of the Assets or Businesses, or require the consent of any Person under, any indenture or other contract, permit, concession, franchise, license, or similar instrument or undertaking to which any of the Companies is bound or is a party to, or to which the Shares are subject;  and

(iv)  contravene any law of the Republic of Panama or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination, or award currently in effect.

1.

The execution, delivery, and performance of the Contract by the Vendors (including the transfer of the Shares to Purchaser) and the consummation of the transactions contemplated therein,  is binding and enforceable against each of the Vendors under its terms under the laws of the Republic of Panama. Upon the transfer of the Shares to Purchaser in accordance with the terms of the Contract, the Purchaser shall be the lawful owner of such Shares.

2.

The authorized shares of capital stock of each of the Companies is 10,000 shares of common stock, and the total issued and outstanding shares of capital stock of each of the Companies is 10,000 shares of common stock which are represented by the Shares. The respective beneficial owners of the Shares are as set forth in the Contract. The Shares are free of, any outstanding options, warrants, script, subscription, conversion, exchange or purchase rights, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any third party any right to subscribe for or acquire, any shares of the Companies, or contracts, commitments, understandings or arrangements by which the Companies is or may become bound to issue additional shares of common or other stock, or securities or rights convertible or exchangeable into shares of common or other stock. The issuance and sale of the Shares will not obligate the Vendors or the Companies to issue shares of common or other stock or other securities of the Companies to any third party (other than the Purchasers) and will not result in a right of any holder of securities of the Companies to adjust the exercise, conversion, exchange or reset price under such securities. The Shares have been validly issued, fully paid and non-assessable shares of capital stock of the respective Companies, have been issued in compliance with all laws, except where such non-compliance will not have a material adverse effect, and the Shares were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the board of directors of the Companies for the issuance and sale of the Shares as contemplated in the Contract.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Companies’ capital stock to which the Company is a party.  There are no outstanding or authorized stock appreciation agreements, phantom stock, option agreements, profit participation, or similar rights with respect to the equity interests of the Companies. No third party has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Contract.

3.

I have made a diligent search of the Public Registry of Panama, and as a result of such search, the Shares are free and clear of all liens claims and encumbrances of any kind or nature in the jurisdiction of the Republic of Panama. Moreover, as a result of such search,  (i) there is no action, suit, proceeding or investigation pending or, to the undersigned’s knowledge, currently threatened against any of the Companies or any of the Vendors in such jurisdiction that prevents or in any way affects the right of the Vendors to enter into the Contract or to consummate the transactions contemplated thereby, and (ii) neither the Companies nor the Vendors are party or subject to the provisions of any existing or pending order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would prevent the right of the Vendors to enter into this Contract, or to consummate the transactions contemplated thereby.

4.

The Companies Laws of the Republic of Panama allow the re-domicile of Panama companies to territories outside of Panama, such as Nevis, West Indies.  The re-domicile of Keen and Ledi from Panama to Nevis will not violate any Companies Laws of the Republic of Panama.

Sincerely,

……………………………………….

c.c.

The Directors, Keen Worldwide Corp. & Ledi Resources Corp. (fax 268-562-2119)

Schedule 2.3(i)

Marketing Agreement

To be Attached

Schedule 3.14

Directors & Officers

ST. JAMES’S CLUB ANTIGUA LIMITED

•

Directors:

o

Robert A. Barrett

o

James Lane

o

George Thornburgh

•

Secretary:

o

Marsha Moss

•

Registered Office:

St. James’s Club Antigua

Mamora Bay

St. Paul’s

Antigua, West Indies

•

Mailing Address:

St. James’s Club Antigua

PO Box 63

St. John’s

Antigua, West Indies

KEEN WORLDWIDE CORPORATION

•

Directors:

o

Robert A. Barrett

o

James Lane

o

George Thornburgh

•

Secretary:

o

Sara L. de Nunez

•

Registered Agent:

o

Edis Esquivel Gonzalez

•

Registered Office:

Trust Services, S.A.

Balboa Plaza Building

Office 502

Balboa Avenue

Panama

Republic of Panama

•

Mailing Address:

Trust Services, S.A.

PO Box 0832-1727

World Trade Center

Panama

Republic of Panama

LEDI RESOURCES CORPORATION

•

Directors:

o

Robert A. Barrett

o

James Lane

o

George Thornburgh

•

Secretary:

o

Sara L. de Nunez

•

Registered Agent:

o

Edis Esquivel Gonzalez

•

Registered Office:

Trust Services, S.A.

Balboa Plaza Building

Office 502

Balboa Avenue

Panama

Republic of Panama

•

Mailing Address:

Trust Services, S.A.

PO Box 0832-1727

World Trade Center

Panama

Republic of Panama

Schedule 3.6

Threatened or Pending Litigation, Contingent Liabilities & Other Items

a.

Naylor v. St. James’s Club Antigua Limited

Eastern Caribbean Supreme Court, High Court of Justice, Antigua and Barbuda

Civil Claims No. ANUHCV1999/0252, and 308 of 1999

Filed: September 17, 1999

Type of Case: Admiralty/Marine Salvage Award Dispute; Wrongful Arrest

Notes: On November 21, 1998, the Plaintiff departed the hotel without settling his bill.  Naylor’s sailing vessel, the “Watercolour II,” was moored at the hotel’s dock.  The hotel reported the unpaid bill to the Antiguan police, pursuant to the Absconding Debtor’s Act.

The police arrived at the V.C. Bird International Airport, arrested the Plaintiff, and detained him for about ten hours.  Subsequently, the Plaintiff’s sailing vessel apparently broke free of its mooring during a storm.  Two individuals who were staying at St. James’s Club (the captain of another boat and an insurance adjuster staying in Antigua on business) claimed to have salvaged the vessel, and claimed a recovery fee.  The Plaintiff filed suit against the hotel (and others) claiming wrongful arrest, and wrongful detention of his vessel.

The issue of wrongful detention of the sailing vessel was decided in the Plaintiff’s favor on the basis that, even though the individuals involved were not hotel employees, the hotel should have known that they were engaged in improper action at the hotel’s dock.  The hotel is appealing the court’s decision.

The issue of wrongful arrest has not yet been decided, but it seems this matter should be decided in the hotel’s favor since the hotel does not have control over the local police.

b.

St. James’s Club Antigua Limited v. Wilmore and Carlton Spencer .

Eastern Caribbean Supreme Court, High Court of Justice, Antigua and Barbuda

Civil Claim No. ANUHVC2001/0409

Filed: November 16, 2001

Claim Amount: Approximately US$810,207.00

Disposition: PENDING SETTLEMENT

Type of Case: Land Dispute

Notes:  In or about 1998, the Defendants, without permission, entered upon and constructed apartment housing on land owned by the hotel (English Harbour, Block 35 2780A, Parcel 110, constituting about 2.5 acres of beachfront property on Mamora Bay, St. Paul’s, Antigua).

The Defendants bought the land from the Government of Antigua and Barbuda.  However, the hotel had previously purchased the land from the Government.  Thus, the Government effectively sold the land twice.  The hotel now seeks compensation from the Defendants in the amount of US$810,207.00.  Trial has begun.  So far, the case looks favorable for the hotel.

c.

Pending Guest Injury Claims :  The following guest injury claims are being handled by the hotel’s insurers, Axis (London) Limited.  Insurances deductibles are US$10,000.00 for claims brought outside the United States, and US$50,000.00 for claims brought in the United States.

i.

Patricia Allen .  Slip and fall, Coco’s bar area, June 8, 2004.  Minor injuries.  No formal legal action to date.  Pending resolution with insurers.  UK citizen.  Maximum exposure US$10,000.00.

ii.

Andrew Harmer .  Ankle injury, main road above spa and salon, January 5, 2004.  No formal legal action to date.  Pending resolution with insurers.  UK citizen.  Maximum exposure US$10,000.00.

iii.

Helen Kaiser .  Slip and fall, lobby steps, 15 April 2002.  Suit filed October 2004, Helen Kaiser v. Antigua Resorts, St. James Club, Liberty Travel and John Doe, A to Z ; Superior Court of New Jersey; Essex County; Docket No. ESX-L-2907-04.  Pending probable resolution with insurers.  Maximum exposure US$50,000.00.  Likely settlement amount around $30,000.00 (estimate only).  US citizen.

iv.

Tara Pacacha .  Slip and fall, lobby steps near Rainbow Garden Restaurant, November 9, 2004.  Claimant has retained attorney Loo Pacacha in Connecticut, United States, to pursue claim.  Claim is being negotiated with insurers.  Maximum exposure US$50,000.00.  Likely settlement amount less than $10,000.00 (estimate only).  US citizen.

v.

Victoria Parker .  Slip and fall, guest room No. 107, November 5, 2001.  Claimant has retained the law firm of Clarke & Clarke in Antigua to pursue claim.  Insurers are negotiating settlement with Clarke & Clarke.  Maximum exposure US$10,000.00.  UK citizen.

vi.

Tamara Serebryany .  Trip and fall, walkway behind Rainbow Garden Restaurant, August 15, 2004.  Claimant has retained the law firm of Singer, Keyfetz, Crackower & Saltzman in Canada to pursue claim.  Claim is being negotiated with insurers.  Maximum exposure US$10,000.00.  Canadian citizen.

vii.

Luise Toolsee .  Slip and fall, main pool area, December 14, 2004.  No formal legal action to date.  Pending resolution with insurers.  Maximum exposure US$10,000.00.  UK citizen.

d.

Other Items: Villa Purchases .  For the avoidance of doubt, the installment payments due after the Closing Date in connection with SJCAL’s purchase of the following St. James’s Club Villas shall be liabilities of SJCAL and not of the Vendor.  These payments shall not be subject to the Holdback Amount described in the foregoing Stock Purchase Contract:

i.

Villa 446 .  SJCAL to continue making payments to Keith and Susan Rawlings through December 2005.  Balance owed as of 1 May 2005 was US$60,000.00.

ii.

Villa 467 .  SCJAL to continue making payments to DEVCON through August 2005.  Balance owed as of 1 May 2005 was US$145,000.00

Schedule 3.20

Contracts

Name

Description

Termination

Tricia Greenaway

Spa & Salon Lease

90 Days Notice

Avis Rent-A-Car

Car Rental Desk

60 Days Notice

Ultramarine Antigua Ltd.

SCUBA Dive Centre

180 Days Notice

Ewart Thomas

Staff Transportation (Bus)

14 Days Notice

George Thornburgh

Desalination Plant Lease

30 Days Notice +

SJCAL’s purchase of

Desalination Plant

Antigua Workers’ Union

Collective Bargaining Agreement

April 30, 2006

Blue Label Limited

Casino Lease

30 Days Notice +

$100,000 termination

fee & any other money

owed to James Lane

Horizons Limited

Land Lease (Warehouse/Dump)

August 30, 2018 +

Option to renew for

10 years

Karla Hostetler

Independent Contractor (Art Dealer)

November 30, 2008

Yovanny de Brito

Deli Manager

30 Days Notice

Andy Macauley

Vacation Club Manager

9 May 2009

Ronaldo Collantes

Executive Sous Chef

60 Days Notice if notice

is given by June 30,

2005

Tour Operator Contracts

US, Canada, UK, Europe & Other

Terms vary between

Territories

Tour Operators; Copies

of Contracts have been

provided to CCI via

Charles Scott

Schedule 3.25

Insurance Policies

Attached

•

Public Liability – CGM Insurance Brokers

•

Medical – British American

Schedule 4.2

Due Diligence Requirements

1.

Proof of title or beneficial ownership of the Lands shown in Schedule A .

2.

Certified Survey Map of lands owned by SJCAL.

3.

Proof of title to the shares in the Companies.

4.

Proof of title to the shares in SJCAL.

5.

Copy of SJCAL’s Hotel Licence.

6.

Copy of SJCAL’s Liquor Licence.

7.

Copy of SJCAL’s Casino Licence.

Schedule 6.1

Accounts Payable

To Be Attached

Schedule 6.2

Accounts Receivable

To Be Attached

Schedule 6.4

Corporate Personnel Exempted from Definition of “Key Employees”

•

Bryan O’Neill, Chief Operating Officer

•

Michael Evans, Corporate Financial Controller

•

Alexandre de Brito e Cunha, Vice President of Operations

•

George Thornburgh, Chief Engineer

•

Andrew Macauley, Vacation Club Manager

•

Laurence Basham, Project Coordinator

•

Irina Arauz, Corporate Purchasing Manager

•

Juliette Potter, Legal Advisor

•

Marsha Moss, Executive Assistant

•

Sherryl Phills, Executive Assistant

Schedule 6.5(vi)

Working Capital Worksheet

To Be Attached

Page # of 52

Purchaser’s Initials _______

                                          Vendor’s Initials _______